SECURITIES AND EXCHANGE COMMISSION

                         Washington, DC  20549




                               FORM 8-K




                            CURRENT REPORT




                Pursuant to Section 13 or 15(d) of the

                    Securities Exchange Act of 1934




                            January 7, 1994




                      IMC FERTILIZER GROUP, INC.
          (Exact name of registrant as specified in charter)



   Delaware                      1-9759                 36-3492467
(State or other jurisdiction    (Commission          (IRS Employer
    of incorporation)           File Number)     Identification No.)

   2100 Sanders Road, Northbrook, IL                           60062
(Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code     (708) 272-9200
















Item 5.  Other Events

    The following is the text of a press release relating to a write-down on our oil and gas investment.

    NORTHBROOK, IL., January 7, 1994 -- IMC Fertilizer Group, Inc. (NYSE symbol: IFL) announced today that because of the recent decline in oil prices, the value using current prices of the proved reserves of the Company's oil and gas partnership is less than the carrying value of its investment in the partnership. As a result, the Company expects to record a noncash, nonoperating pre-tax charge to its second quarter fiscal 1993/94 financial results of approximately $19 million (based on January 5, 1994 closing oil prices) in accordance with SEC guidelines.

    The amount of the charge will be adjusted based on the price of oil at the time IFL closes its second fiscal quarter books later in January.

    The writedown will reflect the calculation of proved reserve values pursuant to SEC guidelines for successful-efforts oil and gas producers that require future net revenues reflect current contract prices.

    Wendell F. Bueche, President and Chief Executive Officer of IFL, said: "The write-down of our oil and gas investment is required by financial reporting requirements solely to reflect the impact of the recent decline in oil prices."

    IMC Fertilizer is a leading producer of potash and, through its IMC-Agrico joint venture, also is one of the world's largest producers of phosphate rock and concentrated phosphates. The Company also produces sulphur, oil and natural gas.



                              SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  IMC FERTILIZER GROUP, INC.


                                       Marschall I. Smith
                                       Senior Vice President,
                                       Secretary and General Counsel


Date:  January 7, 1994